Exhibit 4.1

TENTH LOAN MODIFICATION AGREEMENT

THIS TENTH LOAN MODIFICATION AGREEMENT (the “Tenth Modification Agreement”), is made as of the 15th day of April, 2020, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation, successor in interest through name change and by merger with Bank of North Carolina (the “Lender”).

RECITALS

A.     The Borrower and Bank of North Carolina entered into that certain Credit Agreement dated April 26, 2016, as amended and modified by Loan Modification Agreement dated December 21, 2016, and by Second Loan Modification Agreement dated February 28, 2017, and by Third Loan Modification Agreement dated April 27, 2017, and by Fourth Loan Modification Agreement dated April 10, 2018, and by a Fifth Loan Modification Agreement dated October 15, 2018, and by a Sixth Modification Agreement dated April 30, 2019 and by a Seventh Loan Modification Agreement dated September 11, 2019 and by an Eighth Loan Modification Agreement dated January 20, 2020 and by a Ninth Loan Modification Agreement dated March 10, 2020 (collectively, the “Credit Agreement”). Pursuant to the Credit Agreement, the Borrower made and delivered certain Notes described therein.

B.     The Borrower and the Lender desire to amend and modify the terms of the Credit Agreement, as provided herein. Lender is the holder of the Credit Agreement and the Notes described therein.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.     In exchange for the mutual consideration set forth in this Section 3, Lender and Borrower agree as follows:

a.

Section 6.1. Indebtedness of the Credit Agreement shall be amended to add subsection (i) at the end of Section 6.1 which shall read as follows: “and (i) any Indebtedness incurred pursuant to the SBA Coronavirus PPP Loan or U.S. Department of Treasury loans under the CARES Act which are in whole or part responsive to the COVID-19 pandemic, as updated by the U.S. federal government from time to time (hereinafter, “Coronavirus Relief Indebtedness)”).

b.

Section 6.2 (c) of the Credit Agreement shall be amended to add “or Liens, if any, securing any Indebtedness permitted pursuant to Section 6.1(i), provided, that such Liens shall be subordinated to any Indebtedness owed to Lender under the Credit Agreement;”

c.

Coronavirus Relief Indebtedness or any payments related to such Coronavirus Indebtedness shall be excluded when calculating compliance under Section 7 of the Credit Agreement; and any failure of Borrower to observe or comply with any of the provisions of Section 7 of the Credit Agreement shall not create or lead to a default under the Coronavirus Relief Indebtedness.

4.     Except as expressly amended and modified hereby, all terms and conditions of the Credit Agreement and the Financing Documents remain unchanged, and of full force and effect in accordance with their terms. The amendments and modifications contained in this Agreement do not constitute or create a novation of the Credit Agreement, the Notes, or any of the other Financing Documents, or the obligations of the Borrower evidenced thereby.

5.     The Borrower hereby acknowledges the Lender's performance of all of the Lender's obligations under the Financing Documents, ratifies all of the Financing Documents, as expressly amended and modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

6.     The Borrower represents and warrants to the Lender to induce the Lender to enter into this Tenth Modification Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Financing Documents are true, correct and enforceable on and as of the date hereof.

7.     The effective date of this Tenth Modification Agreement shall be April 15, 2020.

8.     This Tenth Modification Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

9.     This Tenth Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.     This Tenth Modification Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Tenth Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[The signature pages follow]

Signature Page of Borrower

BORROWER:
Witness:	OPTICAL CABLE CORPORATION

/s/ Matt Arnold	By:	/s/ Tracy G. Smith	(Seal)
Matt Arnold		Tracy G. Smith
Chief Financial Officer & Senior Vice President

Signature Page of Lender

LENDER:
Witness:	PINNACLE BANK

/s/ Janice Samuels	By:	/s/ Marcus William	(Seal)
Janice Samuels	Name:	Marcus William
	Title:	Senior Vice President